                                                                      EXHIBIT 12



                             TYCO INTERNATIONAL LTD
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                                ($ IN MILLIONS)



    The ratio of earnings to fixed charges for the six months ended March 31, 1999, the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 was computed based on the supplemental consolidated financial statements included in Tyco's Current Report on Form 8-K filed on June 3, 1999. The ratio of earnings to fixed charges for the years ended December 31, 1995 and 1994 was computed based on the historical financial statements of Tyco, ADT, Keystone, US Surgical and AMP. Upon publication of Tyco's consolidated financial statements for a period including April 2, 1999, the date of the AMP merger, the supplemental consolidated financial statements will become the historical consolidated financial statements of Tyco.



                                            SIX MONTHS     YEAR     NINE MONTHS
                                               ENDED       ENDED       ENDED          YEAR ENDED DECEMBER 31,
                                             MARCH 31,   SEPT. 30,   SEPT. 30,    -------------------------------
                                               1999       1998(5)     1997(5)       1996       1995       1994
                                            -----------  ---------  ------------  ---------  ---------  ---------
Earnings:
Income (loss) before extraordinary item...   $    54.3   $ 1,168.6   $   (348.5)  $    49.4  $   755.6  $   699.4
Income taxes..............................       179.5       534.2        348.1       469.4      478.0      430.1
                                            -----------  ---------  ------------  ---------  ---------  ---------
                                                 233.8     1,702.8         (0.4)      518.8    1,233.6    1,129.5
                                            -----------  ---------  ------------  ---------  ---------  ---------
Fixed Charges:
Interest expense(2).......................       265.7       307.9        170.0       238.5      247.1      214.6
Rentals(3)................................        55.3       110.6         81.0        99.0       88.3       77.7
                                            -----------  ---------  ------------  ---------  ---------  ---------
                                                 321.0       418.5        251.0       337.5      335.4      292.3
                                            -----------  ---------  ------------  ---------  ---------  ---------
Earnings before income taxes and fixed
  charges.................................   $   554.8   $ 2,121.3   $    250.6   $   856.3  $ 1,569.0  $ 1,421.8
                                            -----------  ---------  ------------  ---------  ---------  ---------
                                            -----------  ---------  ------------  ---------  ---------  ---------

Ratio of earnings to fixed charges(4).....        1.73(4)      5.07(4)        1.00(4)      2.54(4)      4.68      4.86


------------------------


(1) On July 2, 1997, Tyco, formerly ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). On August 27, 1997, Tyco consummated a merger with INBRAND Corporation; on August 29, 1997, Tyco consummated a merger with Keystone International, Inc.; on October 1, 1998, Tyco consummated a merger with United States Surgical Corporation; and on April 2, 1999 Tyco consummated a merger with AMP Incorporated. Each of the five merger transactions qualifies for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include INBRAND due to immateriality.



   Prior to their respective mergers, ADT, Keystone, US Surgical and AMP had December 31 year ends and Former Tyco had a June 30 fiscal year end. The historical results upon which the ratios are based have been combined using a December 31 year end for ADT, Keystone, Former Tyco, US Surgical and AMP for the year ended December 31, 1996. For 1995 and 1994, the ratio of earnings to fixed charges reflects the combination of ADT, Keystone, US Surgical and AMP with a December 31 year end and Former Tyco with a June 30 fiscal year end.



(2) Interest expense consists of interest on indebtedness and amortization of debt expense.



(3) One-third of net rental expense is deemed representative of the interest factor.

(4) Earnings for the six months ended March 31, 1999, the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 include merger, restructuring and other non-recurring charges of $841.0 million, $256.9 million, $947.9 million and $344.1 million, respectively. Earnings also include a charge for the impairment of long-lived assets of $143.6 million, $148.4 million and $744.7 million, respectively, in the six months ended March 31, 1999, the nine months ended September 30, 1997 and the year ended December 31, 1996. The 1997 period also includes a write-off of purchased in-process research and development of $361.0 million.



   On a pro forma basis, the ratio of earnings to fixed charges excluding merger, restructuring and other non-recurring charges, charge for the impairment of long-lived assets and write-off of purchased in-process research and development would have been 4.80x, 5.68x, 6.81x and 5.76x for the six months ended March 31, 1999, the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.



(5) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine month transition period ended September 30, 1997 and the fiscal year ended September 30, 1998 are presented.